Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 315-2500

Media Contact:	Tiffani Washington, 847-315-2925
Investor Contact:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports 17.6 Percent Increase in Diluted Earnings Per Share to 80 Cents for the Second Quarter of Fiscal 2011

●	Second quarter sales increase 8.9 percent to a record $18.5 billion
●	Company now fills one in every five U.S. retail prescriptions with industry-leading 20.1 percent market share
●	Cash flow from operations reach $886 million for the quarter and a record $2.1 billion for the first half of fiscal 2011

DEERFIELD, Ill., March 22, 2011 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced record earnings and sales for the second quarter and first half of fiscal year 2011.

Net earnings per diluted share for the quarter ended Feb. 28 increased 17.6 percent to 80 cents, compared with 68 cents per diluted share in the year-ago quarter. This year’s results include the impact of 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.  This year’s quarter also includes the impact of 1 cent per diluted share in integration costs associated with the company’s Duane Reade acquisition, which closed in April 2010.  Last year’s second quarter results include the impact of 2 cents per diluted share in restructuring and restructuring-related costs associated with Rewiring for Growth. Net earnings were $739 million, a 10.4 percent increase from $669 million in the same quarter a year ago.

“We had another very solid quarter with record sales and strong cash flow as we turn our business strategies into results,” said Walgreens President and CEO Greg Wasson. “Posting our third consecutive quarter of double-digit earnings per share growth, we're extremely focused on enhancing our full scope of services to become America's first choice for health and daily living needs.”

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During the second quarter, the company bought back $300 million in company stock as part of its share repurchase program.

First half 2011 net earnings per diluted share increased 21.4 percent to $1.42 per diluted share from $1.17 per diluted share in the same period last year. This year’s results include the impact of 1 cent per diluted share in restructuring and restructuring-related costs associated with Rewiring for Growth and 1 cent per diluted share in Duane Reade integration costs.  Last year’s first half results included the impact of 5 cents per diluted share in restructuring and restructuring-related costs associated with Rewiring for Growth. Net earnings for the first half of fiscal 2011 were $1.32 billion versus last year’s $1.16 billion, a 13.9 percent increase.

FINANCIAL HIGHLIGHTS

Sales

Second quarter sales increased 8.9 percent from the prior-year quarter to a record $18.5 billion, while first half sales grew 7.5 percent to a record $35.8 billion. Total sales in comparable stores (those open more than a year) increased 4.1 percent in the quarter, while front-end comparable drugstore sales increased 4.3 percent in the quarter. (Please note that Duane Reade stores are not included in any comparable store sales results.)

The company filled 205 million prescriptions, an increase of 6.9 percent over last year’s second quarter. Prescription sales, which accounted for 62.6 percent of sales in the quarter, climbed 7.7 percent, while prescription sales in comparable stores increased 3.9 percent. The company exceeded by 3.1 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health. For the second quarter, Walgreens increased its retail prescription market share to 20.1 percent.

“We achieved a milestone during the quarter by filling one of every five retail prescriptions for the first time in company history,” said Wasson. “Our front-end sales were led by great execution from our merchandising, marketing and operations teams, resulting in a strong holiday season in December and a strong Valentine’s Day performance in February. A later onset to the cough/cold and flu season compared with a year ago also helped front-end comparable store sales show solid increases for the quarter as both customer traffic and basket size increased.”

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Gross Profit

Gross profit margins held steady versus the year-ago quarter at 28.8 percent despite an environment of increasing prices for many commodities. Front-end margins benefited from the cough/cold and flu season as well as holiday season performance, offset by a higher LIFO provision. The LIFO provision for the quarter was $56 million this year versus $27 million last year. Pharmacy margins remained constant as the positive impact of generic drug sales was offset by market reimbursements. Total gross profit dollars increased $427 million, or 8.7 percent, in the quarter, of which 3.1 percentage points was attributable to Duane Reade.

SG&A

Selling, general and administrative expenses in the second quarter grew $306 million, or 8.0 percent, over the year-ago period. Duane Reade costs accounted for 4.3 percentage points of the increase, while new store openings resulted in 2.9 percentage points of the growth. All other expenses, including comparable store and headquarter expense, accounted for 1.3 percentage points of the increase. Lower Rewiring for Growth expenses decreased the percentage change by 0.5 percentage point.

The company opened or acquired 48 new drugstores (a net gain of 39 after relocations and closings) in the second quarter compared with 41 (or a net gain of 33) in the year-ago quarter. Walgreens expects organic store growth of between 2.5 and 3 percent in fiscal 2011.

Other second quarter highlights

In January, Walgreens launched an initiative to educate eligible prescription customers about their options to get a 90-day supply of medication at their local Walgreens pharmacy.  A study by the company found that nearly half of mail order pharmacy users believe that mail is their only option for 90-day prescriptions. In addition, two-thirds of 30-day chronic medication users would be extremely or very likely to switch to 90-day supplies at their community pharmacy if given the option.

Also during January, Walgreens Take Care Health Systems expanded its health care relationship with Intel opening an on-site medical center offering full service primary care at the company’s Jones Farm Campus in Hillsboro, Ore. Intel’s Health for Life Center, designed to provide greater convenience and cost savings for employees and the company, will serve approximately 5,700 people. The center will provide routine primary care, urgent care, pharmacy services, lab testing, allergy and flu shots, travel medicine and vaccinations and physical therapy.

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In February, Walgreens acquired five medical facility pharmacies on the campuses of Yale New Haven Health System, Connecticut’s leading health care system and the primary teaching hospital for Yale School of Medicine. These new locations will provide convenient access to high quality pharmacy services for the more than 56,000 inpatients and 600,000 outpatients Yale New Haven serves each year.

Walgreens also saw continued strong adoption of its mobile applications during the second quarter, with more than half of all prescription refills ordered through its mobile app being sent via its Refill by Scan feature. The feature, launched in November, enables iPhone® or Android smart phone users to scan the barcode printed on a prescription label to seamlessly order a refill in seconds.

Looking Ahead

“We’re confident we have the right strategies in place for our company to deliver sustainable growth,” said Wasson. “Our center of gravity remains our nearly 7,700 drugstores, which are complemented by our specialty, infusion and mail pharmacy services, retail clinics, worksite health centers and medical facility pharmacies. We are also growing our multichannel offerings that provide customers what they want, when and where they want it. And we’re doing this while keeping a sharp eye on costs, as we remain on track to deliver $1 billion in savings this fiscal year compared with our base year of fiscal 2008.”

As of Feb. 28, Walgreens operated 8,161 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,690 drugstores nationally, including 127 medical facility pharmacies. Walgreens also operates worksite health centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the second quarter and first half results beginning at 8:30 a.m. Eastern time today, March 22. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

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The replay also will be available from 11:30 a.m. Eastern time, March 22, through March 29, by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 7525641.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “outlook,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, the availability and cost of real estate and construction, risks associated with acquisitions, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission.   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Except to the extent required by law, Walgreens undertakes no obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2011	2010	2011	2010

Net sales	$18,502	$16,987	$35,846	$33,351

Cost of sales (1)	13,178	12,090	25,577	23,916
Gross Profit	5,324	4,897	10,269	9,435
Selling, general and administrative expenses	4,117	3,811	8,121	7,553
Operating Income	1,207	1,086	2,148	1,882

Interest expense, net	18	22	38	43

Earnings Before Income Tax Provision	1,189	1,064	2,110	1,839
Income tax provision	450	395	791	681
Net Earnings	$739	$669	$1,319	$1,158
Net earnings per common share:
Basic	$.80	$.68	$1.43	$1.17
Diluted	$.80	$.68	$1.42	$1.17

Dividends declared	$.1750	$.1375	$.3500	$.2750

Average shares outstanding	919.1	982.9	925.3	986.6
Dilutive effect of stock options	8.9	6.9	6.1	5.8
Average Shares Outstanding Assuming Dilution	928.0	989.8	931.4	992.4

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.2	71.2	71.4	71.7
Gross Margin	28.8	28.8	28.6	28.3
Selling, general and administrative expenses	22.3	22.4	22.6	22.7
Interest expense, net	0.1	0.1	0.1	0.1

Earnings Before Income Tax Provision	6.4	6.3	5.9	5.5
Income tax provision	2.4	2.4	2.2	2.0
Net Earnings	4.0%	3.9%	3.7%	3.5%

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Fiscal 2011 second quarter includes a LIFO provision of $56 million versus $27 million in the previous year.
Fiscal 2011 six months includes a LIFO provision of $98 million versus $61 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	February 28,	February 28,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$2,243	$2,501
Short-term investments	-	600
Accounts receivable, net	2,497	2,694
Inventories	7,607	7,200
Other current assets	190	164
Total Current Assets	12,537	13,159
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,148	10,891
Goodwill	1,898	1,480
Other non-current assets	1,295	804
Total Non-Current Assets	14,341	13,175
Total Assets	$26,878	$26,334
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$13	$8
Trade accounts payable	4,890	4,611
Accrued expenses and other liabilities	2,492	2,415
Income taxes	149	263
Total Current Liabilities	7,544	7,297
Non-Current Liabilities:
Long-term debt	2,380	2,347
Deferred income taxes	423	253
Other non-current liabilities	1,850	1,489
Total Non-Current Liabilities	4,653	4,089
Shareholders' Equity	14,681	14,948
Total Liabilities and Shareholders' Equity	$26,878	$26,334

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Six Months Ended February 28,
	2011	2010

Cash flows from operating activities:
Net earnings	$1,319	$1,158
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	529	505
Deferred income taxes	68	(26)
Stock compensation expense	46	45
Income tax savings from employee stock plans	3	2
Other	13	6
Changes in operating assets and liabilities -
Accounts receivable, net	(57)	(144)
Inventories	(211)	(382)
Other assets	29	31
Trade accounts payable	305	302
Accrued expenses and other liabilities	(194)	14
Income taxes	80	174
Other non-current liabilities	121	78
Net cash provided by operating activities	2,051	1,763

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	-	(1,200)
Proceeds from short-term investments – held to maturity	-	1,100
Additions to property and equipment	(469)	(524)
Proceeds from sale of assets	24	19
Business and intangible asset acquisitions, net of cash received	(141)	(116)
Other	(27)	-
Net cash used for investing activities	(613)	(721)

Cash flows from financing activities:
Stock purchases	(890)	(447)
Proceeds related to employee stock plans	123	102
Cash dividends paid	(328)	(272)
Other	20	(11)
Net cash used for financing activities	(1,075)	(628)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	363	414
Cash and cash equivalents at beginning of year	1,880	2,087
Cash and cash equivalents at February 28	$2,243	$2,501

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